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                                                               EXHIBIT 10.35



                             PALL DEUTSCHLAND GMBH
                                    Dreieich



                     Concept Of An Additional Pension Plan
                             For Senior Executives



                                 September 1988
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I    OBJECTIVES / INSTRUCTION

PALL DEUTSCHLAND GMBH intends to improve the pension entitlements for senior management employees. The intention is to provide this group of employees with a total net retirement income of 65 to 70 per cent of final net active earnings after approximately 30 years of service.

The improved pension entitlements should be granted, at the earliest, upon the attainment of age 50 so that employees under the age of 50 can not accrue vested rights under this pension arrangement.

Once an employee qualifies for an additional pension contract his benefit entitlement should be increased step by step or i.e. for each year of service he is credited with an additional pension unit until at age 65 he gets the full benefit of the improvement. The purpose is to minimize portability rights in case an employee leaves the company after age 50 but before reaching the retirement age.


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II       OUTLINE OF THE CONCEPT

In a recent meeting in Dreieich the basics of a plan concept have been developed. The main features are summarized in the following:

1. After a potential beneficiary has attained age 51 his achievable pension on basis of the present plan is compared with the achievable benefit, if the accrual rate above the Social Security Contribution Ceiling had been increased from 0.9 per cent to 1.5 per cent per year of service.

2. The difference between these two amounts is divided by 15, i.e. normally the remaining number of years of service between age 50 and 65.

3. The employee is credited with one resulting pension unit for the year of service between age 50 and age 51.

4. After one year, at age 52, the employee is credited with a second pension unit. If this employee has had a salary increase, a new calculation must be made to determine the difference between achievable pensions on basis of the present plan and the (fictitious) improved plan, If the pension entitlements increase in line with salary increases the pension units calculated in each year will increase correspondingly. Since, however, the PALL scheme is a final average pay plan, the pension units for previous years of service after age 50 must be revalued in order to account for the salary increases and to maintain the nature of a final pay plan. If the pension units were just added up, the plan improvement would be on a carrier average basis.


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In the following the concept is demonstrated by an example. It is assumed that an employee at the age of 51 has pensionable earnings of DM 100,000.-- p.a. His entry age was 35 so that his potential period of service is 30 years. Under the present PALL scheme his pension entitlement at age 65 would be DM
14,040.--p.a. If the accrual rate above the SSCC were increased to 1.5 per cent if his achievable benefit would be DM 19.080 p.a. The difference between the two amounts is DM 5,040.--. This amount divided by 15 leads to a first pension unit of DM 336. --. The following table shows the development of the pension units in each year until age 65 as well as the accrued revalued pension units until retirement age.



                         Demonstration of Plan Concept




         Age   Pension Unit    Accrued Pension      Increase
                                     Units           (in %)
         ---------------------------------------------------
         51       336                336               -
         52       349,44             698,88           108
         53       363,42           1.090,26            56
         54       377,96           1.511,84            38,7
         55       393,08           1.965,40            30
         56       408,80           2.452,80            24,8
         57       425,15           2.976,05            21,3
         58       442,16           3.537,28            18,9
         59       459,85           4.138,65            17
         60       478,24           4.782,40            15,5
         61       497,37           5.471,07            14,4
         62       517,26           6.207,12            13,4
         63       537,95           6.993,35            12,7
         64       559,67           7.835,38            12
         65       582,06           8.730,90            11,4
         ----------------------------------------------------



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In practice, each beneficiary will receive a revised pension contract every year stating the respective accrued pension units which represent the achievable old-age retirement pension at any time between age 51 and 65.



Wiesbaden, September 28, 1988
Hr-eb


IPC
INTERNATIONAL
PENSION CONSULTANTS GMBH
                         1.V.

/s/                      /s/
R&B Ter                  Hauner



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